Letter to Shareholders

FISCAL Q4 | 2022

SUPER LEAGUE

The *Rocketship* to Virtual Worlds.

NASDAQ: SLGG

March 30, 2023

Fellow Shareholders,

I'm proud to report to you today record fourth quarter and full year 2022 top line financial results. Our revenue continues to grow at a solid pace year over year with 2022 revenue of approximately $20 million, a near 70% increase over the prior year. While 2022 certainly presented its challenges on a macro level, we finished the year on a high with our best ever monthly audience engagement in December, with over 112 million monthly active users and over 1 billion monthly impressions. With several favorable business trends developing as we look ahead, the evidence is clear—our traction in digitally connecting leading brands and advertisers to where young consumers are is undeniable. Now, you hear a lot in the news about metaverse, but as I have said many times, we have built a virtual world innovation engine with existing game platforms that already have hundreds of millions of engaged consumers. We are focused on where the young audiences already are – right now – not where many companies are hoping they might be in the next year or next decade. We have been in the space for eight years. We are perseverant.

Our product-market fit has never been stronger as evidenced by another record-breaking revenue quarter.

And our future is bright. We are at the forefront of a transformational shift in how brands engage the next generation of consumers and could not be more excited to continue our journey. Virtual world platforms are where the next generation lives and we are the launchpad for brands. In a world of blended physical-to-digital lives and smarter, more immersive screens, consumer expectations are increasing for more customized and personalized digital experiences, changing the way they will socialize, play, create, collaborate, shop, learn and work. Brands are increasingly aware of this and realize that traditional forms of digital marketing underperform and fail to reach younger generations, and Super League is the antidote.

As traditional advertising dollars shift to where audiences have moved, we expect our innovative product margins and sales force throughput to increase.

Operationally, we've streamlined efficiencies and implemented cost cutting initiatives beginning in June 2022, which have reduced operating expenses by 30% on an annualized run rate basis while working to shore up our balance sheet and achieve breakeven as quickly as possible. We have leaned out the organization, while augmenting our sales capability with over 58% of our headcount now directed at revenue generation. We have aligned our sales executive incentives to be focused on net revenue, and increased our average seller throughput expectations as we have high-graded our talent.

We are creating real operating leverage - every additional dollar of revenue is now much more valuable against our aggressive cost reductions.

Subsequent to the end of the quarter, we have been hard at work to shore up our balance sheet and have closed on over $12M with accredited investors in at-the-market transactions enabling us to extinguish all debt. Additionally, although no assurances can be given, I am pleased to share that we have pending commitments for up to $10M in additional at-the-market capital and anticipate making a public announcement in the very near future.

As we look ahead, we foresee another year of top-line growth as a result of three key factors driving business momentum:

1. **Strong pipeline depth and breadth with increasing deal sizes** – We served over 100 brands in 2022 with 7 customers spending in excess of $1 million in aggregate and a 70% repeat customer rate. Of the 78 deals in the current pipeline, 56 are six-figures or more, and 8 are seven-figures with the likes of Beats, Warner Brothers Games, Old Spice, Lunchables, Urban Decay and more.
2. **Global sales partners and massive international reach** – Our newly launched global sales partner strategy accounted for ~$3 million, or 15%, of our total revenue with some great successes like a pop-up Visa shop activation targeting Gen Z, which delivered a 14% lift in brand preference vs. other payment solutions. The leading indicators look promising with multiple wins in the pipeline, along with solid leads from global brands like Lego, Colgate and Nike.

3. **Recurring, long-term annual programs** that change not just the size of our deals – multi-million-dollar programs - but also our business model, with annual programs that are more recurring in nature that we believe will reduce the impact of seasonality AND allow for a diversification in revenue beyond immersive media to other channels such as direct to consumer and data. This isn't just a concept – we are doing it right now with customers like Abu Dhabi's Yas Island where we are creating multiple, persistent virtual twin worlds as a complement to the real-life Yas Island entertainment destination to attract both young visitors and their parents.

Fourth Quarter Results

We continued to grow our quarterly topline revenues, delivering fourth quarter 2022 revenues of $7.1 million, an increase of 15% when compared to $6.2 million in the fourth quarter of 2021, driven by strong percentage increases in our content sales revenue and our global sales partner advertising revenue categories.

Advertising and sponsorships revenue increased 8% to $5.1 million, and comprised 72% of total fourth quarter 2022 revenues. Content sales revenue increased 60%, to $1.6 million, and comprised 22% of total revenues. This increase was primarily driven by a 73% increase in our average revenue per content sales customer in the fourth quarter of 2022, as compared to the prior year comparable quarter.

Fourth quarter 2022 cost of revenue was $4.1 million compared to $3.4 million in the comparable prior year quarter. The increase was driven by the 15% increase in related revenue for the same period. As a percent of revenue, gross profit in the fourth quarter of 2022 was 43% compared to 45% in the prior year comparable quarter.

Including a non-cash goodwill impairment charge totaling $8.3 million, GAAP operating expense in the fourth quarter of 2022 was $19.2 million, compared to $9.9 million in the comparable prior year quarter. The increase in operating expenses was primarily due to a non-cash goodwill impairment charge of $8.3 million, primarily reflecting our stock price and related market capitalization as of December 31, 2022. Although impairments reflecting lower public equity valuations are not uncommon in today's challenging market environment, we believe the true value of our business is best captured in the growth we continue to experience.

Excluding non-cash impairment charges and non-cash stock compensation and amortization expense, proforma operating expense in the fourth quarter of 2022 was $8.7 million compared to $7.9 million in the comparable prior year quarter. Operating expense in the fourth quarter of 2022 also included accrued contingent consideration expense totaling $1.4 million related to earn out provisions in connection with certain of our fiscal year 2021 M&A activities. Excluding accrued contingent consideration, proforma operating expense was $7.3 million, reflecting a material reduction in operating expense, as compared to $8.3 million (excluding noncash items) reported in the second quarter of 2022, reflecting the impact of the company's continuing cost-saving measures.

On a GAAP-basis, which includes the impact of non-cash charges, including non- cash impairment charges totaling $8.3 million and accrued contingent consideration totaling $1.4 million, net loss in the fourth quarter of 2022 was $16.2 million, or $(0.43) per share, compared to a net loss of $7.1 million, or $(0.19) per share, in the comparable prior year quarter. The weighted average diluted share count for the fourth quarter of 2022 was 37.6 million, compared to 36.7 million for the fourth quarter of 2021.

Pro forma net loss for the fourth quarter of 2022, which excludes the impact of non-cash impairment charges and other noncash charges and credits, was $5.8 million, or $(0.15) per share, compared to a pro forma net loss of $5.1 million, or $(0.14) per share, in the comparable prior year quarter. Excluding accrued contingent consideration expenses, proforma net loss for the fourth quarter of 2022 was $4.5 million or $(0.12) per share.

As of December 31, 2022, we reported $2.5 million in cash. Enhancing our liquidity has been a top priority. During the fourth quarter of 2022, we raised net proceeds totaling $8.9 million. In addition, in January 2023, we raised additional net proceeds of $2.0 million. These transactions were closed in a very challenging capital market environment and reflect our investor's confidence in our growth strategy and our ability to continue to finance our working capital needs. And, while no assurances can be given, based on current indications of interest from accredited investors, we anticipate securing additional working capital in the very near term. We encourage our investors to monitor our filings with the Securities and Exchange Commission for additional information. As previously indicated, as shareholders ourselves, we're committed to achieving positive cash flow while minimizing the dilutive effects in connection with any financing transaction consistent with our commitment to execute on our long-term strategy and continue our growth trajectory.

Fiscal Year 2022 Results

We also continued to grow our annual topline delivering fiscal year 2022 revenues of $19.7 million, an increase of 69%, when compared to $11.7 million in fiscal year 2021, driven by strong percentage increases in our advertising and sponsorship, content and direct to consumer revenue categories.

Advertising and sponsorships revenue increased 74% to $14.0 million and comprised 71% of total revenues. This increase was driven by a 21% increase in our direct sales advertising revenue generating customers and a 26% increase in average revenue per customer for fiscal year 2022. This increase was also driven by a 492% increase in our global sales partner advertising revenues which totaled $2.9 million for fiscal year 2022. Content sales revenue increased 73%, driven primarily by a 24% increase in content sales revenue generating customers and an 11% increase in average content sales revenue per customer. The increase in content sales revenues also included $919,000 of product design and software development kit related revenue pursuant to a development agreement with a customer.

Fiscal year 2022 cost of revenue was $11.2 million, compared to $6.6 million in fiscal year 2021. The increase was driven by the 69% increase in related revenue for the same period. As a percentage of revenue, gross profit for fiscal year 2022 was 43% compared to 44% for fiscal year 2021.

Including a non-cash goodwill impairment charge totaling $50.3 million, total operating expense for fiscal year 2022 was $93.5 million compared to $30.2 million for fiscal year 2021. The increase in operating expenses was primarily due to a non-cash goodwill impairment charge of $50.3 million, primarily reflecting our stock price and related market capitalization as of December 31, 2022, as described earlier.

Excluding non-cash impairment charges and non-cash stock compensation and amortization expense, proforma operating expense for fiscal year 2022 was $33.3 million compared to $24.6 million for fiscal year 2021. Operating expense for fiscal year 2022 included accrued contingent consideration expense totaling $3.2 million related to earn out provisions in connection with certain of our fiscal year 2021 M&A activities. Excluding accrued contingent consideration expense, proforma operating expense for fiscal year 2022 was $30.1 million. In addition, fiscal year 2022 includes a full year of operating expenses related to our fiscal year 2021 M&A activities, versus partial periods of activity in fiscal year 2021.

On a GAAP-basis, which includes the impact of non-cash charges, including non- cash impairment charges totaling $50.3 million and accrued contingent consideration of $3.2 million, net loss for fiscal year 2022 was $85.5 million, or $(2.30) per share, compared to a net loss of $20.7 million, or $(0.69) per share, for fiscal year 2021.

Pro forma net loss for fiscal year 2022, which excludes the impact of non-cash impairment charges and other noncash charges and credits, was $25.5 million, or $(0.69) per share, compared to a pro forma net loss of $19.5 million, or $(0.65) per share, for fiscal year 2021. Excluding accrued contingent consideration expenses, proforma net loss for fiscal year 2022 was $22.3 million or $(0.60).

Outlook

Turning to our outlook, with the proper foundation laid, or as what we like to call it, our "launchpad," we look forward to continuing to deliver interactive worlds and content for the next generation, with line of sight as to where we believe our business will be in the next few years. Our core strategy is grounded in our efforts to further monetize the massive audience reach we have built in already existing virtual game worlds and platforms and beginning to apply this strategic vision, technology, and capability backbone to additional virtual world engines, extending our reach and revenue diversification.


Barbie

Ultimately, today I believe we are in the strongest position in the Company's history to execute on our vision and drive meaningful growth into the future. **Over the next few years, we see a clear line of sight towards organically growing our annual revenues to over $100 million, with a gross margin in the low to mid 60s.** This launchpad has provided us with the ability to continue to execute the simple blocking and tackling for our core business while building on the already existing track record and deep relationships with our customers that will take us through the next phase of growth. **Further, these goals do not include any strategic M&A in which we continue to remain open and opportunistic.**

Here is a bit more detail on how we feel we can reach $100M organically in the next few years with limited risk....

- Apply our in-house publishing machine to deepen our owned metaverse game world and IP footprint for a greater share of the consumer economy.
- Further innovate our media and analytics suite to expand our audience reach by generating more value for our creator community and brand partners leading to larger, higher-performing programs.
- Expand and optimize our global network of sales partnerships for continued monetization opportunities within our international audience reach.
- Increase sales force effectiveness through higher sales person throughputs, an emphasis on higher margin products and larger media bundles.
- And finally, as it cannot be iterated enough – we are moving beyond just an advertising model by applying our end-to-end immersive experience and media engine to new platforms for ownable and third-party intellectual property for greater control and share of the consumer experience, digital economy, digital to physical crossover, and first-party data.

Our organic growth over the next few years is supported by identified partner programs, product innovation and operational optimization happening right now.

The next big shift in advertising has arrived, and we are well positioned to generate significant recurring, high margin revenue leading to sustainable long-term value for our shareholders. We are grateful for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. in which we will answer pre-submitted questions from our shareholders and live questions from our covering analysts.

Sincerely,

Ann Hand

CEO of Super League Gaming

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading publisher of games, monetization tools and content channels across metaverse gaming platforms that empower developers, energize players, and entertain fans. The company's solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company's platform includes access to vibrant in-game communities, a leading metaverse advertising platform, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, cloud-based livestream production tools, and an award-winning esports invitational tournament series. Super League's properties deliver powerful opportunities for brands and advertisers to achieve impactful insights and marketing outcomes with gamers of all ages. For more, go to superleague.com.

SUPER LEAGUE GAMING, INC
CONDENSED BALANCE SHEET
(Unaudited)

	December 31, 2022	December 31, 2021
Assets		
Cash and cash equivalents	$ 2,482,000	$ 14,533,000
Accounts receivable	6,134,000	6,328,000
Prepaid expenses and other current assets	1,381,000	1,334,000
Total current assets	**9,997,000**	**22,195,000**
Property and Equipment, net	147,000	104,000
Intangible and Other Assets, net	20,066,000	24,243,000
Goodwill	-	50,263,000
Total assets	**$ 30,210,000**	**$ 96,805,000**
Liabilities		
Accounts payable and accrued expenses	$ 6,697,000	$ 5,514,000
Accrued contingent consideration	3,206,000	-
Deferred Revenue	111,000	76,000
Convertible Debt, net	679,000	-
Total current liabilities	**10,693,000**	**5,590,000**
Deferred tax liability	313,000	518,000
Total liabilities	**11,006,000**	**6,108,000**
Stockholders' Equity		
Preferred Stock	-	
Common Stock	47,000	46,000
Additional paid-in capital	229,900,000	215,943,000
Accumulated deficit	(210,743,000)	(125,292,000)
Total stockholders' equity	**19,204,000**	**90,697,000**
Total liabilities and stockholders' equity	**$ 30,210,000**	**$ 96,805,000**

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH	Three Months Ended December 31		Year Ended December 31	
	2022	2021	2022	2021
REVENUE	$ 7,122,000	$ 6,194,000	$ 19,677,000	$ 11,672,000
COST OF REVENUE	(4,076,000)	(3,422,000)	(11,162,000)	(6,547,000)
GROSS PROFIT	3,046,000	2,772,000	8,515,000	5,125,000
OPERATING EXPENSES				
Selling, marketing and advertising	3,343,000	3,346,000	12,036,000	9,670,000
Engineering, Technology and Development	3,269,000	3,837,000	15,876,000	11,100,000
General and administrative	2,976,000	2,757,000	12,094,000	9,435,000
Contingent consideration	1,370,000	-	3,206,000	-
Impairment charges	8,263,000	-	50,263,000	-
TOTAL OPERATING EXPENSES	19,221,000	9,940,000	93,475,000	30,205,000
NET OPERATING LOSS	(16,175,000)	(7,168,000)	(84,960,000)	(25,080,000)
OTHER INCOME (EXPENSE)				
Interest expense	(186,000)	-	(679,000)	(5,000)
Gain on loan forgiveness	-	-	-	1,213,000
Other	(11,000)	2,000	(17,000)	13,000
OTHER INCOME (EXPENSE)	(197,000)	2,000	(696,000)	1,221,000
LOSS BEFORE BENEFIT FROM INCOME TAXES	(16,372,000)	(7,166,000)	(85,656,000)	(23,859,000)
BENEFIT FOR INCOME TAXES	159,000	33,000	205,000	3,111,000
NET LOSS	$ (16,213,000)	$ (7,133,000)	$ (85,451,000)	$ (20,748,000)
Net loss attributable to common stockholders - basic and diluted				
Basic and diluted loss per common share	$ (0.43)	$ (0.19)	$ (2.30)	$ (0.69)
Weighted-average number of shares outstanding, basic and diluted	$ 37,579,723	$ 36,741,953	$ 37,189,495	$ 29,882,828

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL	Three Months Ended December 31		Year Ended December 31	
	2022	2021	2022	2021
GAAP net loss	$ (16,213,000)	$ (7,133,000)	$ (85,451,000)	$ (20,748,000)
Add back:				
Non-cash stock compensation	979,000	772,000	4,263,000	2,381,000
Non-cash amortization of intangibles	1,307,000	1,330,000	5,629,000	3,187,000
Non-cash impairment of goodwill	8,263,000	-	50,263,000	-
Noncash benefit for income taxes	(159,000)	(33,000)	(205,000)	(3,111,000)
Other	-	-	-	(1,213,000)
Proforma net loss	$ (5,823,000)	$ (5,064,000)	$ (25,501,000)	$ (19,504,000)
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.15)	$ (0.14)	$ (0.69)	$ (0.65)
Non-GAAP weighted-average shares — diluted	37,579,723	36,741,953	37,189,495	29,882,828

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)	For the Year Ended December 31, 2022	2021
Operating Activities		
Net loss	$ (85,451,000)	$ (20,748,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	5,403,000	3,323,000
Stock-based compensation	4,263,000	2,381,000
Impairment charges	50,263,000	-
Write off of intangible asset	423,000	-
Gain on loan forgiveness	-	(1,213,000)
Change in valuation allowance	-	(3,073,000)
Amortization of original issue discount on convertible notes	280,000	-
Changes in assets and liabilities		
Accounts Receivable	193,000	(4,270,000)
Prepaid Expenses and Other Assets	182,000	(348,000)
Accounts payable and accrued expenses	1,402,000	1,328,000
Accrued contingent consideration	3,206,000	-
Deferred Revenue	35,000	(54,000)
Deferred taxes	(205,000)	(38,000)
Accrued interest on notes payable	180,000	5,000
Net Cash Used in Operating Activities	**(19,826,000)**	**(22,707,000)**
Investing Activities		
Cash acquired in connection with acquisition of Mobcrush	-	586,000
Cash paid in connection with acquisition of Bannerfy, net	-	(497,000)
Cash paid in connection with acquisition of Bloxbiz, net	-	(3,000,000)
Purchase of property and equipment	(149,000)	(22,000)
Capitalization of software development costs	(923,000)	(1,065,000)
Purchase of game property	(500,000)	-
Acquisition of other intangibles	(118,000)	(205,000)
Net Cash Used in Investing Activities	**(1,690,000)**	**(4,203,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	8,926,000	-
Proceeds from issuance of common stock, net	320,000	33,390,000
Proceeds from convertible notes, net	4,000,000	-
Payments on convertible notes	(3,781,000)	-
Proceeds from stock option exercises	-	111,000
Net Cash Provided by Financing Activities	**9,465,000**	**33,501,000**
Net (Decrease) Increase in Cash and Cash Equivalents	(12,051,000)	6,591,000
Cash and Cash Equivalents at Beginning of the Period	14,533,000	7,942,000
Cash and Cash Equivalents at End of the Period	**$ 2,482,000**	**$ 14,533,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended December 31, 2021, including the possibility that the expected benefits, particularly from our acquisitions consummated in 2021, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled "Risk Factors" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine
MZ North America
Main: 203-741-8811
SLGG@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE